Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in (i) the registration statements (No. 333-107527, 333-115894, and 333-22649) on Form S-3 and (ii) the registration statements (No. 333-55985, No. 333-91332, No. 333-125076, No. 333-142972, No. 333-161201, No. 333-183984, No. 333-211640 and No. 333-226671) on Form S-8 of The Ultimate Software Group of our report dated October 10, 2018, with respect to the consolidated statements of PeopleDoc SAS as of and for the year ended December 31, 2017 ( the “consolidated financial statements”), which report appears in the Form 8‑K/A of The Ultimate Software Group dated September 28, 2018.
As disclosed in Note 1 to the consolidated financial statements, our report is qualified due to the omission of comparative financial information.
/s/ Audit Conseil Expertise , SAS
Paris , France
October 10, 2018